EXHIBIT 99.1

BIOJECT ANNOUNCES AGREEMENT REGARDING ELAN STOCK

Bioject to Withdraw Lawsuit

PORTLAND, OR, December 14, 2001 Bioject Medical Technologies, Inc, (NASDAQ: BJCT), a leading developer of needle-free drug delivery systems today announced that it has entered into an agreement with affiliates of Elan Corporation plc with respect to various matters previously in dispute regarding Elan’s ownership interest in Bioject.

Under the terms of the agreement, Elan agreed to eliminate, on a prospective basis from October 2001, the 9% dividend due Elan from its holdings in Bioject’s Series A Preferred Stock, to terminate its 350,000 Series K warrants to purchase Bioject common stock and to partially exercise its Series P warrant to purchase 252,666 shares of Bioject common stock. In addition, if certain trading price conditions are met, Elan agreed to exercise the remaining 505,334 Series P warrants to purchase common stock over the next two years.

Bioject issued to Elan additional shares of Series A Preferred Stock in respect of dividend obligations on the Series A Preferred Stock through October 2001, agreed to eliminate the redemption and mandatory conversion provisions of the Series A and Series C Preferred Stock held by Elan and will withdraw its lawsuit to compel the redemption of the Series A Preferred Stock.

Elan also acquired a six-month option to utilize Bioject’s proprietary IJECT™ technology in connection with a drug compound to be identified. “We are pleased we were able to come to agreement with Elan on satisfactory terms for both parties,” said Jim O’Shea, Chairman, President and CEO of Bioject. “We now have a solid foundation to enhance our relationship on a prospective basis. We feel this agreement will be rewarding for Bioject, Elan and our shareholders.”

About Bioject Medical Technologies: Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The company is focused on developing mutually beneficial agreements with leading pharmaceutical and biotechnology companies. Bioject’s partners now include Amgen, Serono and Alkermes.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers of this press release are referred to the company’s filings with the Securities and Exchange Commission, including the company’s reports on Forms 10-K and Forms 10-Q for further discussions of factors which could affect future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

More information can be found at Bioject’s home page at: http://www.bioject.com.

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